Division of Corporations - P.O. BOX 6327 -Tallahassee, Florida 32314


Notice of filing of Amendment to the Articles of Incorporation of Cayman Purchasing & Supply, Inc. changing its name to Patagonia Gold Corporation

                           FLORIDA DEPARTMENT OF STATE
                                Sandra B. Mortham
                               Secretary of State

October 13, 1997

Capital Connection, Inc.
417 E. Virginia Street
Suite 1
Tallahassee, FL 32302


Re:  Document Number P93000024134

The Articles of Amendment to the Articles of Incorporation of CAYMAN PURCHASING & SUPPLY, INC. which changed its name to PATAGONIA GOLD CORPORATION, a Florida corporation, were filed on October 13,1997.

Should you have any questions regarding this matter, please telephone (850) 487-6050, the Amendment Filing Section.

Annette Hogan
Corporate Specialist
Division of Corporations            Letter Number: 897A00050020




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